Exhibit 5.1

Albany	Northern Virginia

Atlanta	Orange County

Brussels	Rancho Santa Fe

Denver	San Diego

Los Angeles	San Francisco

Miami	Seoul

New York	Washington, DC

THOMAS WARDELL	EMAIL ADDRESS
(404) 527-4990	twardell@mckennalong.com

April 14, 2014

Board of Directors
Nova LifeStyle, Inc.
6565 E. Washington Blvd.
Commerce, CA 90040

Re: Issuance and Sale of Shares of Common Stock and Warrants

Gentlemen:

We have acted as legal counsel to Nova LifeStyle, Inc., a Nevada corporation (the “Company”), in connection with the issuance by the Company of (i) 1,401,180 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”); (ii) warrants (the “Series A Warrants”) to purchase an aggregate of 700,590 shares of Common Stock (the  “Series A Warrant Shares”) at an exercise price of $8.48 per share; (iii) warrants (the “Series B Warrants”) to purchase an aggregate of 672,566 shares of Common Stock (the  “Series B Warrant Shares”) at an exercise price of $6.82 per share; and (iv) warrants (the “Series C Warrants” and together with the Series A Warrants and the Series B Warrants, the “Warrants”) to purchase an aggregate of 700,590 shares of Common Stock (the  “Series C Warrant Shares” and together with the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”) at an exercise price of $8.53 per share.

The Shares and the Warrants are being issued by the Company pursuant to a Securities Purchase Agreement, dated April 14, 2014 (the “Purchase Agreement”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-193746) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on March 7, 2014, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 14, 2014 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares, the Warrants and the Warrant Shares.

In connection with this opinion, we have examined such documents and considered such legal matters deemed by us to be relevant to this opinion letter, including the (i) applicable statutory provisions and related rules and regulations of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting those laws, (ii) the Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”), (iii) the Amended and Restated Bylaws of the Company (the “Bylaws”), (iv) the Purchase Agreement (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 14, 2014), (v) the form of Series A Warrants (filed as exhibit 4.1 to the Company’s Current Report on Form 8-K, dated April 14, 2014), (vi) the form of Series B Warrants (filed as exhibit 4.2 to the Company’s Current Report on Form 8-K, dated April 14, 2014, (vii) the form of Series C Warrants (filed as exhibit 4.3 to the Company’s Current Report on Form 8-K, dated April 14, 2014, (viii) the Registration Statement, (ix) the Base Prospectus, (x) the Prospectus Supplement, and (xi) duly adopted resolutions of the board of directors of the Company relating to the issuance of the Shares, the Warrants and the Warrant Shares. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon, without independent verification or investigation of the accuracy or completeness thereof, certain representations of certain officers of the Company and a certificate of an officer of the Company delivered to us.

Board of Directors
April 14, 2014

Our opinion is limited to applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein.   We are generally familiar with Chapter 78 of the Nevada Revised Statutes as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1.                         The Shares have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

2.                         The Warrants have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Warrants will be validly issued, fully paid and nonassessable.

3.                         The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on April 14, 2014. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/McKenna Long & Aldridge LLP

McKenna Long & Aldridge LLP